Exhibit 99.1

TapImmune Inc. Executes a Securities Purchase Agreement for the Issuance of $1.53 million in Convertible Debt

Bellevue, Washington, May 18, 2010, TapImmune Inc. (OTCBB: TPIV), a Nevada corporation, announced today that the Company entered into a definitive purchase agreement on May 17, 2010 with accredited investors to place Senior Secured Convertible Notes (collectively, “Notes”) totaling $1.53 million. The net proceeds of the financing will be used for the development of certain partnerships and for general working capital. The Company expects the transaction to close within two days of the execution of such purchase agreement, subject to the satisfaction of customary closing conditions.

The aggregate original principal amount of the Notes is $1.53 million. In addition to the gross proceeds to be received for the Notes, an outstanding and due debenture in the original principal amount of $350,000 is also being converted into the Notes.  The holders of the Notes may choose to convert the Notes into common stock at anytime at a conversion price of $.30. Beginning in September 2010, the Notes are payable in nine monthly installments. The Company can make the amortization payments, at its option, either in cash or, subject to the satisfaction of certain conditions, registered shares of common stock. Along with the Notes, the Company has issued three sets of warrants each with an exercise price of $.30 per share that if fully exercised would result in an additional investment of $5,691,000 before fees and expenses. The Company will be required to file a registration statement within 30 days of the closing date and will use its reasonable best efforts to cause such registration statement to be declared effective within 120 days of the closing date. The investors and the placement agent shall receive an aggregate of 18,970,000 warrant shares, 6,775,000 of which will only be issued on a pro-rata basis with the exercise of the Series B Warrants.

Olympus Securities, LLC acted as exclusive placement agent for this transaction.

For more detailed information on this financing, please refer to the Company's Current Report on Form 8-K and related exhibits filed with the SEC on May 18, 2010.

About TapImmune Inc.

TapImmune is developing its TAP technology platform into vaccines for both oncology and infectious disease. The Company is currently developing its lead clinical candidate, AdhTAP, for the treatment of TAP deficient cancers. In preclinical studies using a simple injection this vaccine has shown effective restoration of TAP which restores antigen presentation and subsequent recognition and killing of cancer cells by the immune system. The TAP technology can also improve the potency of vaccines against infectious diseases. The Company is working with partners to test TAP in new prophylactic vaccines.

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: The statements in this release relating to completion of the acquisition and the positive direction are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Some or all of the results anticipated by these forward-looking statements may not occur.  Factors that could cause or contribute to such differences include, but are not limited to, contractual difficulties which may arise, the failure to obtain necessary approvals, the future market price of the Company’s common stock and the ability to obtain necessary financing.